Exhibit 5.1

[Letterhead of American Equity Investment Life Holding Company]

December 17, 2014

American Equity Investment Life Holding Company
6000 Westown Parkway
West Des Moines, Iowa 50266

Re:	American Equity Investment Life Holding Company
Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Executive Vice President—Legal and General Counsel for American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), and I am delivering this opinion in connection with the Registration Statement on Form S-3 of the Company (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to the registration by the Company of 1,000,000 shares (the “Plan Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), authorized for issuance pursuant to the Amended and Restated American Equity Investment Life Holding Company 2014 Independent Insurance Agent Restricted Stock and Restricted Stock Unit Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations promulgated under the Act.

In rendering the opinion stated herein, I have examined and relied upon the following: (i) the Registration Statement in the form to be filed with the Commission on the date hereof; (ii) a specimen certificate representing the Common Stock, (iii) the Articles of Incorporation of the Company, as in effect as of the date hereof; (iv) the Third Amended and Restated Bylaws of the Company, as in effect as of the date hereof; (v) the Plan; and (vi) certain resolutions of the Board of Directors of the Company relating to the Plan and the filing of the Registration Statement.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as I have deemed necessary or appropriate as a basis for the opinion stated below.

In my examination, I have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinion stated herein that I did not independently establish or verify, I have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

In making my examination of executed documents or documents to be executed, I have assumed that (i) the parties thereto, other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

In rendering the opinion stated herein, I have also assumed that (i) an appropriate account statement evidencing the Plan Shares credited to the recipient’s account maintained with the Company’s transfer agent has been issued by the Company’s transfer agent, (ii) the issuance of the Plan Shares will be duly recorded in the books and records of the Company, (iii) each award agreement under which restricted stock or restricted stock units are granted pursuant to the Plan will be consistent with the Plan and will be duly authorized, executed and delivered by the parties thereto and (iv) the consideration received by the Company for each of the Plan Shares delivered pursuant to the Plan shall not be less than the per share par value of the Common Stock.

My opinions set forth herein are limited to the laws of the state of Iowa that, in my experience, are normally applicable to transactions of the type contemplated by the Registration Statement and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws (all of the foregoing being referred to as “Opined on Law”). I do not express any opinion with respect to the law of any jurisdiction other than Opined on Law or as to the effect of any such non-Opined on Law on the opinions herein stated.

The Plan Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Plan Shares have been duly authorized for issuance by the Company and, when issued, delivered and paid for in accordance with the terms of the Plan and the applicable award agreement, the Plan Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. I also consent to the inclusion of my name under the caption “Legal Matters” in the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion is expressed as of the date hereof unless otherwise expressly stated, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ William R. Kunkel

William R. Kunkel
Executive Vice President—Legal and General Counsel

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